Exhibit 99.1

Contact: Marie Castro (858) 842 -3399

News Release

REMEC Agrees to Sell Outdoor Unit and Transceiver Business

SAN DIEGO, CA — July 27, 2005 — REMEC, Inc. (NASDAQ: REMC) announced today that it has signed a definitive agreement to sell its Outdoor Unit and Transceiver (“ODU”) business to Wireless Holdings International, Inc. (“Wireless Holdings”) through a management buyout transaction. The ODU business, headquartered in Poway, California with manufacturing operations in the Philippines, designs and manufactures high frequency point-to-point outdoor radios and transceivers. The aggregate purchase price for the sale is $15 million payable in cash at closing, subject to certain adjustments set forth in the agreement. REMEC expects taxes, transaction expenses and closing adjustments to be between $3 and $4 million. The sale is expected to close in August 2005.

Wireless Holdings is comprised of the leading management executives of the ODU business, including Dave Newman, Vice President and General Manager of the ODU business and Domingo Bonifacio, the President of REMEC Manufacturing Philippines, Inc. “The management team is extremely excited to have the opportunity to continue to grow our successful business as a stand alone entity,” Dave Newman stated. “Going forward, we will continue our strong support of the customer base and enhance our position as a leader in the ODU and Transceiver field. “

About REMEC

REMEC, Inc. is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s Web site at http://www.remec.com or call (858) 842-3000. REMEC is a registered trademark of REMEC, Inc.

Forward-looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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